                                                                    EXHIBIT 99.1
                   [JONES MEDICAL INDUSTRIES, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE                                             MARCH 17, 1998

                              JONES MEDICAL TO SELL
                  NUTRITIONAL PRODUCTS DIVISION FOR $55 MILLION


ST. LOUIS, MISSOURI - JONES MEDICAL INDUSTRIES, INC. (NASDAQ: JMED) today announced the signing of an agreement to sell its branded nutritional products division and associated contract manufacturing operations to Twin Laboratories Inc. (NASDAQ: TWLB) for $55 million cash.

Mr. Dennis M. Jones, Chairman and CEO of Jones Medical, in commenting on the divestiture, said, "The rapid growth of our pharmaceutical product portfolio has allowed us to take this strategic action at this time. The potential redeployment of assets into additional pharmaceutical products is very exciting; however, the opportunity for management to more keenly focus is even more important in my view. Further, we are most fortunate to have acquired several niche products, over the past three years, that represent exceptional growth opportunities. Therefore, I believe it important to narrow our concerted efforts to assure continued rapid growth of our pharmaceutical sales and profits. The disposition of our non-strategic nutritional lines and related contract operations, which produce significantly lower gross margins, will allow us to redeploy this asset base to products which can better benefit from our growing pharmaceutical marketing capabilities."

In conclusion, Mr. Jones continued, "With funds available for investment nearing $100 million, upon completion of the transaction, we are well prepared for the acquisition of additional strategic pharmaceutical product opportunities."

The transaction is subject to notification under Hart-Scott-Rodino requirements. It is expected that closing will be completed on March 31, 1998, or as promptly as possible thereafter.

Jones Medical Industries, Inc., founded in 1981, is an emerging specialty pharmaceutical manufacturer with an uninterrupted 16-year history of record sales and profits. The Company's strategy has been to build a portfolio of growing products through the acquisition of under-promoted FDA approved products from other pharmaceutical companies. This strategy has allowed JMED to avoid the risks associated with new drug development, thereby minimizing the lengthy and costly FDA approval process.

For further information, please contact Investor Relations: (314) 576-6100.